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                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                  [LETTERHEAD]

                                                                     EXHIBIT 5.1

                               November 11, 1996

All American Communications, Inc.
808 Wilshire Boulevard
Santa Monica, CA 90401

             Re: All American Communications, Inc., Exchange Offer
                 of 10-7/8% Senior Subordinated Notes due 2001

Ladies and Gentlemen:

        We have acted as special counsel to All American Communications, Inc. (the "Company") in connection with the offer by the Company contained in its Registration Statement on Form S-4, as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act") to exchange $1,000 principal amount of its 10-7/8% Senior Subordinated Notes due 2001, Series B (the "Series B Notes") for each outstanding $1,000 principal amount of its 10-7/8% Senior Subordinated Notes due 2001, Series A (the "Original Notes"), of which an aggregate of $100,000,000 principal amount is outstanding. The Series B Notes are to be issued pursuant to an Indenture dated as of October 11, 1996 between the Company and U.S. Trust Company of California, N.A., as Trustee (the "Indenture").

        In that connection, we have reviewed the Restated Certificate of Incorporation of the Company, as amended, its By-Laws, resolutions of its Board of Directors and such other documents and records as we have deemed appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed the due execution and delivery of the Indenture and the due authentication of the Original Notes by duly authorized officers of the Trustee.

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                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP

        On the basis of such review and having regard to legal considerations that we deemed relevant, it is our opinion that the Series B Notes have been duly authorized, and upon issuance and delivery therefor in the manner contemplated by the Registration Statement, will be validly binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding in equity or an action at law).

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                     Very truly yours,
                                     Kaye, Scholer, Fierman, Hays & Handler, LLP